EXHIBIT 21

                       LIST OF SUBSIDIARIES



     The Partnership is a general partner of Huntsville Mall Associates, an Illinois general partnership which holds title to the Parkway City Mall in Huntsville, Alabama. Reference is made to Note 3 of the Notes to Consolidated Financial Statements filed with this annual report for a description of the terms of the Huntsville partnership agreement. The Partnership's interest in the Huntsville joint venture partnership and the results of its operations are included in the consolidated financial statements of the Partnership filed with this annual report.